As was reflected in a schedule prepared by the Issuer's Transfer Agent, as of January 13, 2004, Morris & Miller, Ltd. held 8,101,000 Shares of the Issuer's Common Stock.

      On February 2, 2004, 1,000,000 shares of the Issuer's Common Stock pledged by Morris & Miller, Ltd. as collateral for a loan were foreclosed upon by the Lender.

      Therefore, as of February 2, 2004, the total number of Shares of Common Stock of the Issuer beneficial owned by Morris & Miller, Ltd. was as follows:

            Prior Balance                           8,101,000 Shares
            (Disposition)                         (1,000,000 Shares)
            New Balance                             7,101,000 Shares